Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

BRIGHAM EXPLORATION ANNOUNCES VICKSBURG AND WILLISTON BASIN RED RIVER DISCOVERIES
Austin, TX — June 2, 2008 — Brigham Exploration Company (NASDAQ: BEXP) announced the successful completion of two additional Vicksburg wells, and as a result its Vicksburg net production is approaching record levels. Brigham also announced its second consecutive successful Williston Basin Red River well, and that full production has resumed on schedule in its Bayou Postillion Project in Southern Louisiana. Finally, Brigham announced that it has increased its senior credit facility borrowing base from $101 million to $135 million.
SIGNIFICANT WELLS RECENTLY COMPLETED, COMPLETING, DRILLING OR PREPARING TO DRILL

Conventional Wells	Objective	WI%	NRI	Status / Comments
Sullivan F-35	Vicksburg	100%	76%	Triple Crowne Field well successfully completed at initial rate of 6.8 MMcfed from Dawson Sand
Sullivan C-39	Vicksburg	100%	76%	Home Run Field well successfully completed at initial rate of 3.9 MMcfed from lower intervals with best apparent pay behind pipe for future production
Sullivan C-38	Vicksburg	100%	76%	Floyd Fault Block well successfully completed at an early rate of approximately 3.1 MMcfed
Sullivan F-33	Vicksburg	84%	63%	Triple Crowne 9800’ and Loma Blanca Sand recompletion producing 3.5 MMcfed
Richardson 30 #1	Red River	75%	57%	2nd consecutive apparent Red River discovery completing after successful drill stem production test
SL 18826 #1	Miocene	50%	39%	Drilling 1st of 5 planned 2008 S. LA JV wells to test amplitude related prospects, total depth ~8,000’, results in June
SL 19312 #1	Miocene	50%	38%	Planned June spud of 2nd of 5 JV wells, total depth ~9,700’
SL 19054 #1	Miocene	50%	38%	Planned June spud of 3rd of 5 JV wells testing amplitude attribute @ total depth ~8,000’
Palacios #1	Melbourne	28%	25%	Planned June spud of development well offsetting producer in Matagorda County
Cary Sr. Estate #1	Oligocene	40%	29%	Currently completing
Cotten Land #5	Miocene	43%	33%	Planned July spud of acceleration well developing behind pipe pay in Cotten Land #3

Resource Plays	Objective	WI%	NRI	Status / Comments
Manitou State 36 #1H	Bakken	100%	81%	Frac stimulated Mountrail Co. Ross Area Bakken well ~1 mile NE of Hynek 2 #1H, beginning flow back
Johnson 33 #1H	Bakken	38%	30%	Completing after encountering strong shows, frac early June
Carkuff 22 #1H	Bakken	67%	55%	Currently drilling western offset to Bakke 23 #1H at depth of 8,950’, results in July
Anderson 28 #1H	Bakken	25%	21%	July spud of southwestern offset to Bakke 23 #1H
Afseth 34 #1H	Bakken	32%	26%	August spud of North Stanley Area well approximately 1 mile east of Johnson 33 #1H
Southern Ext. Well	Bakken	100%	85%	August spud in southern extensional area where Brigham controls over 31,000 net acres
Fidelity Farhart 11-11H	Bakken	3%	2.5%	Approximately 4 miles southwest of Johnson 33 #1H, flowing back after frac at recent rate of 332 Bo per day
Headington Nesson State 41 X 36H	Bakken	14%	12%	Mountrail Co. consortium Bakken well flowing back after frac at recent rate of 138 Bo & 195 Bw per day
Headington Nesson State 44 X 36H	Bakken	14%	12%	Mountrail Co. consortium Bakken well flowing back after frac at current rate of 118 Bo & 160 Bw per day
EOG Austin 25-35H	Bakken	25%	20%	Projected June spud of south offset to EOG Austin 8-26H which commenced at initial rate of 3,060 Bopd
Mrachek 15-22 #1H	Bakken	100%	79%	Horizontal sidetrack of McKenzie Co. ND Bakken well completing with results expected in June
Krejci Fed. #1-32H	Mowry	50%	40%	Recently fracture stimulated with swell packers, flowing ~25 Bopd with load, installing tubing and rod pump

South Texas Vicksburg
Successful Vicksburg Development Drilling — Brigham has successfully completed the Sullivan F-35 in its Triple Crowne Field at an initial rate of approximately 6.8 MMcfe per day. The Sullivan F-35 is a Dawson Sand completion. The successful completion of the F-35 has added two additional proved undeveloped locations. We currently have an existing inventory of 52 proved, probable and possible locations.
Brigham also successfully completed the Sullivan C-39 in its Home Run Field, at an initial rate of approximately 3.9 MMcfe per day. The Sullivan C-39 was completed in the Vicksburg 8 and Lower Vicksburg 7 intervals. The best apparent pay, in the Vicksburg 6 and Upper 7 intervals, remains behind pipe for future completion.
Finally, Brigham recompleted the Sullivan F-33 in its Triple Crowne Field at an initial rate of approximately 3.5 MMcfe per day. The Sullivan F-33 was recompleted to the 9800’ and Loma Blanca sands, which were behind pipe. The Dawson Sand, which lies below the 9800’ and Loma Blanca Sands, will be commingled in the near future.
Bud Brigham, the Chairman, President and CEO stated, “Despite our eight month gap in our Vicksburg rig line, our three 2008 Vicksburg completions and our Sullivan F-33 recompletion have driven our current net Vicksburg production to roughly 20 MMcfe per day. In January 2007, we set a record monthly average rate of approximately 20 MMcfe per day. Furthermore, our recent drilling success has added two additional proved undeveloped locations to our already expansive Vicksburg drilling inventory.”
Southern Louisiana
Bayou Postillion Production Back Online — Full production has resumed on schedule at Brigham’s Bayou Postillion Project, where the Cotten Land #1, Cotten Land #3 and Marie Snyder #1 are now producing approximately 29.6 MMcfe gross, or roughly 6.5 MMcfe per day net to Brigham’s interest. Production for the Cotten Land #1 and Cotten Land #3 was shut in from April 18th to May 19th due to high water flooding in the Atchafalaya Basin.
In July Brigham plans to commence the Cotten Land #5, a twin offsetting the Cotten Land #3, which commenced production at approximately 27 MMcfe per day from approximately 30 feet of pay, and which is currently producing approximately 12.5 MMcfe per day. The Cotten Land #5 targets 50 feet of apparent pay that is behind pipe immediately above the currently producing zone in the Cotten Land #3. Results are expected in September.
Southern Louisiana Joint Venture — Brigham has commenced drilling the first of six Southern Louisiana joint venture wells. The five prospects planned for 2008 target 3-D delineated, primarily amplitude related prospects at depths of 7,100 to 10,800 feet in Plaquemines and Saint Bernard Parishes.
Williston Basin
Red River Discovery, Sheridan County, Montana — Brigham successfully drilled and is currently completing the Richardson 30 #1, the company’s second consecutive apparent Red River discovery. Brigham’s previous discovery, the Richardson 25 #1, commenced production at an initial rate of approximately 254 barrels of oil equivalent per day in late December, 2007, has produced approximately 25,500 barrels of oil equivalent, and is currently producing roughly 135 barrels of oil per day. Both wells were drilled and completed on budget at a cost of approximately $2.6 million each. Brigham operates both the Richardson 25 #1 and the Richardson 30 #1 wells, with Northern Oil and Gas (AMEX: NOG) participating with a 9.9% and 12.5% working interest, respectively. Northern’s working interest increases after payout in each well.
Bud Brigham stated, “We drilled our first Red River discovery in this area in 1997, which to date has produced over 276,000 barrels of oil equivalent, and which should ultimately produce over 330,000 barrels of oil equivalent. We resumed our Red River drilling late last year with our Richardson 25 #1 discovery, and based on drill stem production tests the Richardson 30 #1 appears to be another successful Red River well. The Richardson 30 #1 further validates the utilization of the key seismic attributes we’ve developed to explore for the Red River. We control roughly 100,000 net acres in eastern Montana that is prospective for the Red River, Bakken and other objectives. We have grown our Montana 3-D seismic inventory to roughly 214 square miles, with additional 3-D acquisitions planned. As a result, we have a growing inventory of 16 prospects and leads targeting the Red River.”

Bakken Activity, Mountrail County, North Dakota — Brigham has fracture stimulated the Manitou State 36 #1H and has just initiated the flow back process. The Manitou State 36 #1H is our third well in our Ross area and is approximately one mile northeast of the Hynek 2 #1H. After successfully drilling the Johnson 33 #1H and installing the lateral liner with swell packers, Brigham expects to fracture stimulate the well in early June. The Johnson 33 #1H is located in the North Stanley area, which is surrounded by drilling activity and permits by other operators. Results for the Johnson 33 #1H are expected in mid- to late-June.
Subsequent to the Johnson 33 #1H, Brigham is drilling the Carkuff 22 #1H, which is a west offset to the Bakke 23 #1H producing well. Brigham is currently drilling at a depth of 8,950 feet. The next well anticipated to be drilled is the Anderson 28 #1H, which is southwest of the Bakke 23 #1H. The Anderson 28 #1H is approximately five miles to the north of the Fidelity Fladeland 11-21H well, which reportedly commenced production at an early rate of approximately 900 barrels of oil per day.
In June, Brigham expects that its first non-operated well proximal to EOG’s recent high rate Austin completions will commence drilling operations. Brigham expects to retain a 25% working interest in the south offset to the EOG Austin 8-26H, which commenced production at an initial rate of 3,060 barrels of oil per day.
Bud Brigham stated, “We’ve just begun the flow back of the Manitou State 36 #1H, and within the next week we anticipate fracture stimulating the Johnson 33 #1H. The Johnson 33 #1H is an important extensional test as it is the northernmost Mountrail County Bakken well we’ve drilled to date. If successful, it could substantially de-risk the approximately 5,800 net acres that we hold in the area. We’re also looking forward to this month’s planned commencement of the first of what should be numerous Austin township wells. Wells in township 154 North, range 90 West have been some of the most prolific producers in Mountrail County and we look forward to the positive impact these wells will likely have on our production volumes and cash flow.”
Bud Brigham concluded, “We’re very encouraged with Continental’s apparent success in the Three Forks formation. We’ve believed for some time now that other plays would emerge on our growing acreage position, which we expect to exceed 300,000 net acres by year end. We think it’s likely that we’ll be participating in wells to further evaluate the Three Forks potential in our various areas. Overall, we are entering a very active phase of drilling and completions and continue to see ever increasing levels of non-operated activity. Importantly, we remain optimistic about our Mrachek well, and believe that we’ll be drilling additional horizontal Bakken wells, likely later in 2008, on our approximately 200,000 net acres west of the Nesson Anticline.”
Borrowing Base Reset to $135 Million
In conjunction with its regularly scheduled semi-annual redetermination, Brigham amended its Fourth Amended and Restated Credit Agreement to provide for an increase in the borrowing base from $101 million to $135 million effective May 29, 2008. Brigham’s senior credit agreement allows for borrowings up to a maximum principal amount of $200 million, with borrowings not to exceed the borrowing base determined at least semi-annually. Brigham’s senior credit agreement matures on June 29, 2010.
The senior credit agreement contains customary restrictions and covenants. Pursuant to the senior credit agreement, Brigham is required to maintain a current ratio of at least 1 to 1 and an interest coverage ratio (as those ratios are defined in the senior credit agreement) for the four most recent quarters of at least 3 to 1.
About Brigham Exploration
Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore for and develop onshore domestic oil and natural gas reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

Forward Looking Statement Disclosure
Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward looking statements include our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry, our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward looking statements may be expressed differently. All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager (512) 427-3300